Exhibit 99.1

Timberline Resources Corporation Signs Letter of Intent to Acquire Underground Mining Contractor

December 5, 2007 – Coeur d’Alene – Timberline Resources Corporation (OTCBB:TBLC) announced today that it has signed a non-binding Letter of Intent to acquire Small Mine Development, LLC (“SMD”), one of the largest underground mine contractors in the United States.  SMD expects to reach nearly $100 million in revenues this year from the collective efforts of nearly 300 full-time miners working at six mine sites, serving world-class clients including Barrick Gold and Newmont Mining.  Ron Guill, the founder, owner, and general manager of SMD, joined the Timberline Board of Directors last month.

Timberline CEO Randy Hardy stated, “We believe that the addition of SMD will position Timberline as a premier North American provider of integrated mining services, further solidifying us in our market niche as an earnings-driven enterprise with excellent ‘blue sky’ exploration potential.  SMD is a proven winner in a difficult industry, demonstrating that diligence, innovation, and a willingness to challenge ‘conventional wisdom’ can deliver outstanding results.  We are very excited to pursue this opportunity with SMD.”

Timberline VP of Exploration Paul Dircksen added, “The long-term growth and success of SMD serves as testament to the tenacity and integrity of its sole principal, Ron Guill, who I’ve known and respected for more than four decades, as well as his exceptional workforce.  There are many obvious synergies between SMD and our drilling and exploration divisions, particularly at our advanced-stage projects.  We believe that Ron and SMD are a perfect fit for our management team and business model at Timberline.”

SMD owner and Timberline Director Ron Guill stated, “I am very pleased to bring SMD together with Timberline and I believe that this relationship will prove mutually beneficial.  Timberline management and I share similar business philosophies and we possess highly complimentary skill sets.  Our combination will create a uniquely-qualified team pursuing a forward-thinking business strategy.”

SMD provides its clients with innovative, flexible, and highly-productive underground mining solutions while maintaining an unwavering commitment to mine safety.  SMD pioneered underhand cut-and-fill mining methods in the mid-1980’s, a technique that has since become an industry-standard throughout Nevada, allowing safe mining within the difficult ground conditions that often accompany sediment-hosted gold deposits.  SMD has risen to a position of industry leadership through a lean, flexible management style, empowering on-site operational teams to execute important decisions with significant autonomy.  The SMD workforce is highly-incentivized through an industry-leading compensation package, including a profit-sharing plan.  It is anticipated that SMD employee compensation will be further enhanced with stock-based incentives after the closing.

imberline Executive Chairman John Swallow concluded, “Our corporate objective is to provide investors with significant exposure to both the ‘picks and shovels’ and ‘blue sky’ aspects of our industry.  We believe that as mainstream investors become increasingly aware that the natural resource sector is not experiencing a typical short-lived cyclical uptrend but rather what we believe is a long-term, demand-driven bull market, the Timberline business model will have far-reaching market appeal.  As stated previously, we continue to actively evaluate merger and acquisition opportunities in both mining services and exploration.”

Timberline has retained Jefferies & Company, Inc., a global, full service investment banking and institutional securities firm, to advise us on the acquisition of SMD.  The acquisition, which is subject to negotiation and execution of binding definitive documents, satisfaction of certain conditions precedent, approval by the Timberline shareholders, and other ordinary and customary closing conditions for a transaction of this type, is anticipated to close in early 2008.  The company expects to finance this transaction through a variety of sources, including cash, debt, equity, or a combination thereof.

For more information about Timberline, please visit the Company’s website at www.timberline-resources.com.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division.  Timberline common stock trades on the OTC Bulletin Board under the symbol "TBLC."

This news release does not constitute an offer of any securities of the Timberline for sale. Any securities to be issued in the acquisition transaction and sold in the private sale of Timberline's shares will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Timberline to negotiate and enter into a definitive agreement relating to the proposed transaction on terms acceptable to it, the ability of the Company to complete the acquisition; the ability of the Company to obtain the necessary financing in order to complete the acquisition and the achievement of the anticipated benefits of the acquisition, as well as such factors, discussed in the Company's most recently-filed Annual Report on Form 10-KSB, as amended. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Executive Chairman

Phone: (208) 664-4859

www.timberline-resources.com

Ian Cassel, Investor Relations

Phone: (717) 626-3991